Exhibit 10.2
MEMORANDUM

To:	Mike Rissman

From:	Jim O’Connor

Date:	February 9, 2010

Re:	Termination of Employment Agreement
     This is to confirm that in connection with your promotion to Executive Vice President and General Counsel and the implementation of the Company’s Executive Separation Policy (“Policy”), effective February 9, 2010 you have agreed to the cancellation of the employment agreement you entered into with the Company effective December 5, 2008 (“Employment Agreement”). As a result, your employment with the Company will be continued on an at-will basis which means that either you or the Company can terminate the employment relationship at any time.
     You agree to the cancellation of your Employment Agreement in return for your participation in the Policy. Your severance benefits under the Policy will be similar to those provided under your Employment Agreement, except that: (1) your severance amounts will be increased from a level of one time to two times your base salary (or, in the case of your termination without cause or for good reason within one year following a change in control, from a level of one time to two times your base salary plus target bonus) which is the severance amount provided under the Policy to eligible Named Executive Officers; and (2) continued medical benefits will be increased from one to two years.
     You understand and acknowledge that severance benefits under the Policy are payable only if you have signed the Company’s Non-Solicitation, Confidentiality and Arbitration Agreement designed for your position and have executed a Separation Agreement on the appropriate form provided by the Company which contains a full release of all claims that you may have against the Company.
     You also understand and acknowledge that the Company may modify or terminate the Policy prior to a change in control for all employees who have not had a termination of employment prior to the modification or termination as long as the modification applies to all executives in the same position category.

By signing below, you acknowledge and agree that you have carefully read this memorandum in its entirety, that you fully understand and agree to its terms and provisions, that you are signing the memorandum knowingly and voluntarily, and you agree that it is final and binding on all parties.
     If you have questions, please contact me. Otherwise, please sign below and return this document to me.
     IF YOU SIGN THIS DOCUMENT BELOW, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT.
ACKNOWLEDGED AND AGREED
     I acknowledge the termination of my Employment Agreement and understand that I no longer will be entitled to any benefits or compensation under that Agreement. Further, I understand that any compensation or benefits that I may become entitled to receive on account of my termination of employment will be governed by the terms of the Policy as it may be amended from time to time.

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